Exhibit 99.1

Harland News Release                                    John H. Harland Company
                                              PO Box 105250, Atlanta, GA  30348
                                                                 (770) 981-9460
                                                                www.harland.net

For More Information, Contact:

Investors
Henry R. Bond
Treasurer and Vice President, Investor Relations
770-593-5697
hbond@harland.net

Media
John Pensec
Vice President, Corporate Communications
770-593-5443
jpensec@harland.net

                 HARLAND REPORTS RESULTS FOR THE FOURTH QUARTER
                               AND FULL-YEAR 2005


ATLANTA (February 8, 2006) - John H. Harland Company (NYSE: JH) today reported results for the fourth quarter and full year of 2005.

Consolidated sales for the quarter increased 21.9% year-over-year to $267.0 million, compared to 2004 fourth quarter sales of $219.0 million. Consolidated net income for the fourth quarter decreased 1.2% year-over-year to $20.9 million, compared to $21.1 million for the fourth quarter of 2004. Diluted earnings per share for the quarter were $0.75, unchanged from the same period in 2004. The fourth quarter of 2004 included a pre-tax benefit of $3.0 million related to a change in vacation policy.

For the 12 months ended December 31, 2005, consolidated sales increased 23.1% year-over-year, to $982.9 million, compared with $798.5 million a year earlier. Consolidated net income for the year increased 36.9% year-over-year to $75.5 million, compared to 2004 net income of $55.1 million. Diluted earnings per share for the year increased 37.2% to $2.69, compared to 2004 diluted earnings per share of $1.96.

Results for the 12 months ended December 31, 2004 included a pre-tax impairment charge of $7.9 million, equivalent to $0.17 per share, related to the development of new customer care systems for Harland's Printed Products segment and pre-tax charges of $5.8 million, equivalent to $0.13 per share, related to the reorganization of the company's Printed Products segment.

"Fourth quarter results were in line with our expectations and capped a record year for Harland," said Timothy C. Tuff, chairman and chief executive officer of Harland. "We completed two of the three largest acquisitions in Harland's history, and our revenue now exceeds $1 billion on an annualized basis. We significantly increased our cash flow from operating activities during the year while also investing in new products and services."

During the fourth quarter of 2005, Harland also completed its existing share repurchase authorization. Harland's Board of Directors has authorized the repurchase of an additional three million shares.

Segment Reporting
Harland reports results for three segments: Printed Products, Software and Services and Scantron.

Sales for the quarter from Harland's Printed Products segment increased 22.3% year-over-year to $161.6 million, compared to $132.2 million reported for the same period a year earlier. Segment income from Printed Products decreased 8.6% in the quarter year-over-year to $25.4 million, compared to $27.8 million in 2004, which included $2.9 million of the benefit associated with the previously mentioned change in vacation policy.

"Printed Products rounded out an exceptional year in which sales and check unit volumes reached record levels," said Tuff. "The integration of Liberty continues to go well, and we have established Liberty as our channel of distribution for credit unions."

Software and Services sales for the quarter increased 39.4% year-over-year to $75.4 million, compared to $54.1 million in 2004. Segment income from Software and Services increased 41.5% in the quarter year-over-year to $14.5 million, compared to $10.3 million in 2004.

"Software and Services had a good quarter," said Tuff. "We have continued to invest in new products and in new businesses, and we expect these investments will stimulate organic growth in 2006."

Scantron's sales for the quarter decreased 4.0% year-over-year to $30.0 million, compared to $31.3 million in 2004. Segment income decreased 5.4% in the quarter year-over-year to $8.8 million compared to $9.3 million a year earlier.

"Scantron had a disappointing quarter," said Tuff. "Our traditional products continue to do well. However, while the potential for our newer products remains strong, they are taking longer than expected to gain traction in the market."

The company expects 2006 earnings to be in the range of $2.73 to $2.78 per diluted share. The company expects first-quarter earnings to be in the range of $0.60 to $0.65 per diluted share.

Harland's board of directors declared a quarterly dividend of $0.15 per share, payable February 24, 2006 to shareholders of record as of February 15, 2006.

Harland will hold a conference call February 9, 2006 at 10:00 a.m. EST to discuss the results of the quarter and the outlook for the remainder of the year. Interested parties may listen in by accessing a live webcast in the investor relations section of Harland's Web site at www.harland.net. The live conference call can also be accessed by calling 1-719-457-2679 and using the access code #1482906.

A replay of the conference call will be available in the investor relations section of Harland's Web site (www.harland.net) beginning approximately two hours after the call. The rebroadcast will also be available until February 16, 2006 via telephone by calling 1-719-457-0820 and using the access code #1482906.

The company has posted quarterly segment information dating back to 2003. The segment information can be found in the investor relations section of the company's Web site at www.harland.net under News and Publications.
                                       ###
About Harland
Atlanta-based John H. Harland Company (NYSE: JH) (http://www.harland.net) is a leading provider of software and printed products to the financial and educational markets. Harland Financial Solutions, Inc. (http://www.harlandfinancialsolutions.com), a wholly owned subsidiary, supplies software and services, including customer relationship management, deposit and loan origination, core systems and mortgage services to thousands of financial institutions of all sizes. Harland Printed Products' offerings include checks, direct marketing and financial forms. Scantron Corporation (http://www.scantron.com), a wholly owned subsidiary, is a leading provider of both paper and electronic-based services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

RISK FACTORS AND CAUTIONARY STATEMENTS
This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of John H. Harland Company and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that the actual results may differ materially from those contemplated by such forward-looking statements. Such differences could be material and adverse.

The Company is subject to federal regulations implementing the information security requirements of the Gramm-Leach-Bliley Act and other federal regulations and state laws regarding the privacy and confidentiality of consumer information. These laws and regulations require the Company to develop, implement and maintain a comprehensive information security program designed to protect the security and confidentiality of consumers' nonpublic personal information and to define requirements for notification in the event of improper disclosure. The Company cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography or other developments will not compromise or breach the technology protecting the networks that utilize consumers' nonpublic personal information.

Many variables will impact the ability to achieve sales levels, improve service quality, achieve production efficiencies and reduce expenses in Printed Products. These include, but are not limited to, the successful implementation of new accounts, the continuing upgrade of our customer care infrastructure and systems used in the Company's manufacturing, sales, marketing, customer service and call center operations, and the successful integration of Liberty Enterprises businesses into Harland.

Several factors outside the Company's control could negatively impact check revenues. These include the continuing expansion of alternative payment systems such as credit cards, debit cards and other forms of electronic commerce or online payment systems. Check revenues may continue to be adversely affected by continued consolidation of financial institutions, competitive check pricing including up-front contract incentive payments, and the impact of governmental laws and regulations. There can be no assurances that the Company will not lose additional customers or that any such loss could be offset by the addition of new customers.

While the Company believes growth opportunities exist in the Software and Services segment, there can be no assurances that the Company will achieve its revenue or earnings growth targets. The Company believes there are many risk factors inherent in its software business, including but not limited to the retention of employee talent and customers. Also, variables exist in the development of new software products, including the timing and costs of the development effort, product performance, functionality, product acceptance, competition, the Company's ability to integrate acquired companies, and general changes in economic conditions or U.S. financial markets.

Several factors outside of the Company's control could affect results in the Scantron segment. These include the rate of adoption of new electronic data collection solutions, and testing and assessment methods, which could negatively impact forms, scanner sales and related service revenue. The Company continues to develop products and services that it believes offer state-of-the-art electronic data collection, testing and assessment solutions. However, variables exist in the development of new testing methods and technologies, including the timing and costs of the development effort, product performance, functionality, market acceptance, adoption rates, competition, and the funding of education at the federal, state and local level, all of which could have an impact on the Company's business.

Reference should be made to the Risk Factors and Cautionary Statements section of Harland's Form 10-K and Form 10-Q for additional information. Harland undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.


                             John H. Harland Company
                     Financial Highlights - 4th Quarter 2005
                   Condensed Statements of Income (Unaudited)
                                   (in 000's)

                                              Three Months ended
                                         December 31,    December 31,
                                             2005            2004       %
----------------------------------------------------------------------------
Sales                                     $ 267,012       $ 218,957    21.9%
Cost of sales                               133,358         105,266    26.7%
  Pct of Sales                                 49.9%           48.1%
                                          ----------      ----------
Gross profit                                133,654         113,691    17.6%
  Pct of Sales                                 50.1%           51.9%
Selling, general and administrative
  expenses                                   93,956          77,280    21.6%
  Pct of Sales                                 35.2%           35.3%
Asset impairment charges                          -             162
  Pct of Sales                                  0.0%            0.1%
(Gain) loss on disposal of assets                61             154   -60.4%
  Pct of Sales                                  0.0%            0.1%
Amortization of intangibles                   4,057             964   320.9%
  Pct of Sales                                  1.5%            0.4%
                                          ----------      ----------
Operating Income                             35,580          35,131     1.3%
  Pct of Sales                                 13.3%           16.0%

Other Income (Expense):
  Interest expense                           (3,441)         (1,035)  232.5%
    Pct of Sales                               -1.3%           -0.5%
  Other - net                                   934             500    86.8%
    Pct of Sales                                0.3%            0.2%
                                          ----------      ----------
Income before Income Taxes                   33,073          34,596    -4.4%
  Pct of Sales                                 12.4%           15.8%
Income taxes                                 12,210          13,490    -9.5%
  Pct of Sales                                  4.6%            6.2%

                                          ----------      ----------
Net Income                                $  20,863       $  21,106    -1.2%
                                          ==========      ==========
  Pct of Sales                                  7.8%            9.6%
  Effective Tax Rate                           36.9%           39.0%

Earnings per Share
   Basic                                  $    0.77       $    0.78    -1.3%
   Diluted                                $    0.75       $    0.75     0.0%
Weighted Average Shares (000)
   Basic                                     27,110          27,061     0.2%
   Diluted                                   27,979          28,001    -0.1%
Shares O/S at end of period (000)            27,200          27,278    -0.3%
Return on Equity                               25.5%           30.7%   -5.2 pct pts
Depreciation and Amortization (000)       $  23,105       $  18,211    26.9%
Capital Expenditures (000)                $   7,389       $   8,202    -9.9%
Number of Employees
 (includes temporary employees)               5,686           4,854    17.1%

Segment Information

Printed Products
  Sales                                   $ 161,607       $ 132,191    22.3%
  Depreciation & Amortization             $  17,277       $  14,309    20.7%
  Segment Income                          $  25,429       $  27,822    -8.6%
Software and Services
  Sales                                   $  75,402       $  54,100    39.4%
  Depreciation & Amortization             $   4,795       $   2,651    80.9%
  Segment Income                          $  14,516       $  10,259    41.5%
Scantron
  Sales                                   $  30,044       $  31,305    -4.0%
  Depreciation & Amortization             $     907       $   1,041   -12.9%
  Segment Income                          $   8,753       $   9,256    -5.4%
Corporate and Eliminations
  Sales                                   $     (41)      $   1,361   -103.0%
  Depreciation & Amortization             $     126       $     210   -40.0%
  Segment Income (Loss)                   $ (15,625)      $ (12,741)   22.6%

Segment income (loss) is defined as income before income taxes.

                             John H. Harland Company
                     Financial Highlights - 4th Quarter 2005
                   Condensed Statements of Income (Unaudited)
                                   (in 000's)

                                               Twelve Months ended
                                          December 31,    December 31,
                                              2005            2004
----------------------------------------------------------------------------
Sales                                     $ 982,909       $ 798,487    23.1%
Cost of sales                               495,774         405,934    22.1%
  Pct of Sales                                 50.4%           50.8%
                                          ----------      ----------
Gross profit                                487,135         392,553    24.1%
  Pct of Sales                                 49.6%           49.2%
Selling, general and administrative
  expenses                                  346,304         290,586    19.2%
  Pct of Sales                                 35.2%           36.4%
Asset impairment charges                          -          10,329  -100.0%
  Pct of Sales                                  0.0%            1.3%
(Gain) loss on disposal of assets                67          (3,387) -102.0%
  Pct of Sales                                  0.0%           -0.4%
Amortization of intangibles                  11,590           3,773   207.2%
  Pct of Sales                                 1.2%            0.5%
                                          ----------      ----------
Operating Income                            129,174          91,252    41.6%
  Pct of Sales                                 13.1%           11.4%

Other Income (Expense):
  Interest expense                          (10,024)         (4,117)  143.5%
    Pct of Sales                               -1.0%           -0.5%
  Other - net                                 2,197             767   186.4%
    Pct of Sales                                0.2%            0.1%
                                          ----------      ----------
Income before Income Taxes                  121,347          87,902    38.0%
  Pct of Sales                                 12.3%           11.0%
Income taxes                                 45,869          32,787    39.9%
  Pct of Sales                                  4.7%            4.1%
                                          ----------      ----------
Net Income                                $  75,478       $  55,115    36.9%
                                          ==========      ==========
  Pct of Sales                                  7.7%            6.9%
  Effective Tax Rate                           37.8%           37.3%

Earnings per Share
   Basic                                  $    2.77       $    2.02    37.1%
   Diluted                                $    2.69       $    1.96    37.2%
Weighted Average Shares (000)
   Basic                                     27,224          27,269    -0.2%
   Diluted                                   28,090          28,084     0.0%
Shares O/S at end of period (000)            27,200          27,278    -0.3%
Return on Equity                               25.4%           20.8%    4.6 pct pts
Depreciation and Amortization (000)       $  87,196       $  71,779    21.5%
Capital Expenditures (000)                $  23,917       $  28,943   -17.4%
Number of Employees
 (includes temporary employees)               5,686          4,854     17.1%

Segment Information

Printed Products
  Sales                                   $ 610,144       $ 488,688    24.9%
  Depreciation & Amortization             $  66,446       $  55,084    20.6%
  Segment Income                          $ 101,890       $  66,016    54.3%
Software and Services
  Sales                                   $ 256,849       $ 193,843    32.5%
  Depreciation & Amortization             $  16,522       $  11,679    41.5%
  Segment Income                          $  35,835       $  25,261    41.9%
Scantron
  Sales                                   $ 116,513       $ 116,643    -0.1%
  Depreciation & Amortization             $   3,686       $   4,288   -14.0%
  Segment Income                          $  30,470       $  32,841    -7.2%
Corporate and Eliminations
  Sales                                   $    (597)      $    (687)  -13.1%
  Depreciation & Amortization             $     542       $     728   -25.5%
  Segment Income (Loss)                   $ (46,848)      $ (36,216)   29.4%

 Segment income (loss) is defined as income before income taxes.


                             John H. Harland Company
                     Financial Highlights - 4th Quarter 2005
                 Condensed Statements of Cash Flows (Unaudited)
                                   (in 000's)

                                                      Twelve Months ended
                                                  December 31,   December 31,
                                                      2005           2004
-----------------------------------------------------------------------------
Operating Activities:
Net Income                                        $ 75,478        $ 55,115
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                     87,196          71,779
Contract payments                                  (25,231)        (27,109)
All other                                           16,314          20,586
                                                  ---------       ---------
Net cash provided by operating activities          153,757         120,371
                                                  ---------       ---------

Investing Activities:
Purchases of property, plant and equipment         (23,917)        (28,943)
Payment for acquisition of businesses,
  net of cash acquired                            (239,756)        (30,160)
All other                                            1,565           8,060
                                                  ---------       ---------
Net cash (used in) investing activities           (262,108)        (51,043)
                                                  ---------       ---------

Financing Activities:
Repurchases of stock                               (45,052)        (45,295)
Credit facility borrowings - net                   153,294         (25,758)
All other                                            1,193           2,414
                                                  ---------       ---------
Net cash provided by (used in) financing
  activities                                       109,435         (68,639)
                                                  ---------       ---------
Increase in cash and cash equivalents                1,084             689
Cash and cash equivalents at beginning of period     9,214           8,525
                                                  ---------       ---------
Cash and cash equivalents at end of period        $ 10,298        $  9,214
                                                  =========       =========

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